Exhibit (a)(5)(I)

PINNACLE FOODS COMPLETES TENDER OFFER FOR ALL OUTSTANDING SHARES OF BOULDER BRANDS

PARSIPPANY, NJ — January 15, 2016 — Pinnacle Foods Inc. (NYSE: PF) (“Pinnacle”) announced today that it has successfully completed its tender offer to purchase all outstanding shares of Boulder Brands, Inc. (NASDAQ: BDBD) (“Boulder”) for $11.00 per share in cash.

The tender offer expired at 12:00 midnight, New York City time, on January 15, 2016. As of expiration, 59,366,943 shares had been validly tendered and not validly withdrawn, representing approximately 90.9% of Boulder’s outstanding shares of common stock. The conditions to the tender offer were satisfied, and Pinnacle has accepted for payment and will promptly pay the depositary for all validly tendered shares.

Pinnacle expects to complete the acquisition of Boulder later today through a merger without a vote or meeting of Boulder’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. Each of the remaining shares of Boulder common stock not purchased in the tender offer will be converted into the right to receive the same $11.00 in cash that will be paid in the tender offer. Upon completion of the merger, Boulder will become a wholly owned subsidiary of Pinnacle. Boulder’s common stock will no longer be listed on the NASDAQ Global Select Market.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer. Perella Weinberg Partners LP is acting as dealer manager for the tender offer and Cravath, Swaine & Moore LLP is acting as legal counsel to Pinnacle.

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine’s 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth’s® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie’s®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp’s® and Mrs. Paul’s® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender’s® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim’s Cascade Snacks®, Hawaiian® kettle style potato chips, Erin’s® popcorn, Snyder of Berlin® and Husman’s® snacks in addition to our food service and private label businesses.

Further information is available at www.pinnaclefoods.com.

About Boulder Brands, Inc.

Boulder Brands, Inc. is committed to offering food solutions that give consumers opportunities to improve their lives - one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements relating to the company’s tender offer for Boulder. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2014 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Pinnacle Foods Financial Contact

Maria Sceppaguercio

Senior Vice President, Investor Relations

(973) 541-8629

Pinnacle Foods Media Contact

Chris DaVault

Manager, External Communications

(973) 541-8620; mediainquiries@pinnaclefoods.com